April 2024

Pricing Supplement No. 1,607

Registration Statement Nos. 333-275587; 333-275587-01

Dated April 25, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Equities, Bonds and Alternative Investments

Jump Notes with Auto-Callable Feature due April 30, 2029

Based on the Value of the Morgan Stanley MAP Trend Horizon Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document. The notes will be automatically redeemed if the index closing value of the Morgan Stanley MAP Trend Horizon Index on the first determination date is greater than or equal to the initial index value, for an early redemption payment of $1,110 per note, as described below. No further payments will be made on the notes once they have been redeemed, and investors will not participate in any appreciation of the underlying index if the notes are redeemed early. At maturity, if the notes have not previously been redeemed and the final index value of the underlying index is greater than or equal to the initial index value, investors will receive the stated principal amount plus a return reflecting 300% of the upside performance of the underlying index. However, if the notes are not automatically redeemed prior to maturity and the final index value is less than the initial index value, investors will receive only the stated principal amount of their investment, without any positive return on the notes.

The Morgan Stanley MAP Trend Horizon Index (the “underlying index”) was established by Morgan Stanley on January 31, 2023 and employs a rules-based quantitative strategy (the “Index Methodology”) that combines a risk-weighted approach to portfolio construction with a momentum-based, or trend-following, asset allocation methodology to construct a notional portfolio. In addition, the strategy imposes an overall volatility-targeting feature upon the resulting portfolio. The goal of the underlying index is to maximize returns for a given level of risk based upon recent trends in the underlying assets. The investment assumption underlying the allocation strategy is two-fold: that historical volatility of the underlying assets can be used to risk-weight a portfolio, and that past trends are likely to continue to be a good indicator of the future performance of that portfolio.

The components of the underlying index consist of (i) 18 indices (each, individually, a “Sub-Index” and collectively, the “Sub-Indices”), comprised of rolling positions in futures contracts on assets representing global equities, fixed income securities, commodities and alternative investments, and (ii) the Morgan Stanley US 2-Year T-Note Rolling Futures Index (collectively with the Sub-Indices, the “Index Components”). The notional portfolio constructed by the Index Methodology of Index Components is referred to as the “Asset Portfolio.” The Asset Portfolio will consist of long-only positions in each Index Component, and each Index Component except for the Morgan Stanley US 2-Year T-Note Rolling Futures Index is subject to a maximum exposure cap. The actual number of Index Components represented in the Asset Portfolio will be determined according to the Index Methodology but will likely be less than 19 at any one time and, if all the Sub-Indices are trending down, could be only the Morgan Stanley US 2-Year T-Note Rolling Futures Index. The targeted volatility for the underlying index is 5% (the “Volatility Target”).

The underlying index is rebalanced each Strategy Business Day (the “Daily Rebalancing”). Upon each Daily Rebalancing for the underlying index, the Index Methodology uses the pre-assigned Risk Budget assigned to each Sub-Index (as set forth under “Annex A – Morgan Stanley MAP Trend Horizon Index – Index Components”) which remains static throughout the life of the underlying index. Based upon those pre-set Risk Budgets, the Index Methodology determines the base allocation of each Sub-Index in the Asset Portfolio by analyzing the volatility for each Sub-Index and the historical correlation among the components. The base allocation of Sub-Indices will be proportional to each Sub-Index’s Risk Budget and the inverse of each Sub-Index’s volatility and scaled based upon the volatility of the other Sub-Indices to 100% exposure. Assuming that two Sub-Indices have the same Risk Budget, this initial weighting scheme allocates more to less volatile assets and less to more volatile assets. While the Risk Budget is used to determine proportions for the pre-signal base allocations, those pre-signal base allocations can be higher or lower than the original Risk Budget; however, after the entirety of the index calculation is complete, no Sub-Index’s exposure will exceed its maximum exposure cap as listed under “Annex A – Morgan Stanley MAP Trend Horizon Index – Index Components” below.

The Index Components, other than the Morgan Stanley US 2-Year T-Note Rolling Futures Index, are comprised of rolling positions in futures contracts on assets representing global equities, fixed income securities, commodities and alternative investments. There are often potential costs associated with rolling positions in futures contracts that could negatively affect the value of one or more Sub-Indices. These costs are passed through to the underlying index, and the performance of the underlying index is further reduced by a servicing cost of 0.85% per annum calculated on a daily basis. For more information, see “Annex A—Morgan Stanley MAP Trend Horizon Index” beginning on page 27 and the “Risk Factors—There are risks associated with the underlying index” beginning on page 11.

These long-dated notes are for investors who are concerned about principal risk but seek exposure to a multiple asset-linked index, who are willing to accept that the underlying index’s Volatility Target feature may reduce upside performance in bullish markets, and who are willing to forgo current income in exchange for the possibility of receiving an early redemption payment greater than the stated principal amount if the underlying index closes at or above the initial index value on the first determination date or an equity index-based return at maturity if the underlying index closes at or above the initial index value on the final determination date. Because all payments on the notes are based on the value of the underlying index, you will not receive a positive return on the notes unless the underlying index closes at or above the initial index value on the first determination date or the underlying index closes above the initial index value on the final determination date. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$250,000
Pricing date:	April 25, 2024
Original issue date:	April 30, 2024 (3 business days after the pricing date)
Maturity date:	April 30, 2029
Interest:	None
Underlying index:	Morgan Stanley MAP Trend Horizon Index
Early redemption:

If, on the first determination date, the index closing value of the underlying index is greater than or equal to the initial index value, the notes will be automatically redeemed for the early redemption payment on the early redemption date. No further payments will be made on the notes once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount in cash per stated principal amount, as follows:
1st determination date: $1,110
No further payments will be made on the notes once they have been redeemed.
Payment at maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value is greater than or equal to the initial index value:

$1,000 + ($1,000 × index percent change × 300%)

●If the final index value is less than the initial index value:

$1,000

Estimated value on the pricing date:	$925.30 per note. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions (1)	Proceeds to us(2)
Per note	$1,000	$31.25	$968.75
Total	$250,000	$7,812.50	$242,187.50

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $31.25 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of proceeds and hedging” on page 25.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2023           Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due April 30, 2029

Based on the Value of the Morgan Stanley MAP Trend Horizon Index

Terms continued from previous page:
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	138.61, which is its index closing value on the pricing date
Final index value:	The index closing value on the final determination date
Determination dates:	1st determination date: April 25, 2025 Final determination date: April 25, 2029
The determination dates are subject to postponement for non-index business days and certain market disruption events.
Early redemption date:	The third business day following the first determination date
CUSIP:	61776LLH8
ISIN:	US61776LLH86
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”

April 2024 Page 2

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due April 30, 2029

Based on the Value of the Morgan Stanley MAP Trend Horizon Index

Investment Summary

Jump Notes with Auto-Callable Feature

The Jump Notes with Auto-Callable Feature due April 30, 2029 Based on the Value of the Morgan Stanley MAP Trend Horizon Index (the “notes”) provide investors:

◼an opportunity to gain exposure to the Morgan Stanley MAP Trend Horizon Index

◼the repayment of principal at maturity, subject to our credit risk

◼the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying index closes at or above the initial index value on the first determination date or above the initial index value on the final determination date, as applicable

◼no exposure to any decline of the underlying index if the notes are held to maturity

At maturity, if the notes have not previously been redeemed and the underlying index has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment.

All payments on the notes, including any early redemption payment and the repayment of principal at maturity, are subject to our credit risk.

Maturity:	5 years
Interest:	None
Automatic early redemption:

If, on the first determination date, the index closing value of the underlying index is greater than or equal to the initial index value, the notes will be automatically redeemed for the early redemption payment on the early redemption date. No further payments will be made on the notes once they have been redeemed.

●1st determination date: April 25, 2025
Early redemption payment:	The early redemption payment will be an amount in cash per stated principal amount, as follows:
●1st determination date: $1,110
Payment at maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value is greater than or equal to the initial index value:

$1,000 + ($1,000 × index percent change × 300%)

●If the final index value is less than the initial index value:

$1,000

April 2024 Page 3

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due April 30, 2029

Based on the Value of the Morgan Stanley MAP Trend Horizon Index

The Morgan Stanley MAP Trend Horizon Index

The Morgan Stanley MAP Trend Horizon Index has been developed by and is calculated, published and maintained by Morgan Stanley & Co. LLC. MAP stands for “Multi-Asset Portfolio.” The underlying index employs a rules-based quantitative strategy that combines a risk-weighted approach to portfolio construction with a momentum-based, or trend-following, asset allocation methodology to construct a notional portfolio. In addition, the strategy imposes an overall volatility-targeting feature upon the resulting portfolio.

The goal of the underlying index is to maximize returns for a given level of risk based upon recent trends in the underlying assets. The investment assumption underlying the allocation strategy is two-fold: that historical volatility of the underlying assets can be used to risk-weight a portfolio, and that past trends are likely to continue to be a good indicator of the future performance of that portfolio.

The components of the underlying index consist of (i) 18 indices (each, individually, a “Sub-Index” and collectively, the “Sub-Indices”), comprised of rolling positions in futures contracts on assets representing global equities, fixed income securities, commodities and alternative investments, and (ii) the Morgan Stanley US 2-Year T-Note Rolling Futures Index (collectively with the Sub-Indices, the “Index Components”). The notional portfolio constructed by the Index Methodology of Index Components is referred to as the “Asset Portfolio.” The Asset Portfolio will consist of long-only positions in each Index Component, and each Index Component except for the Morgan Stanley US 2-Year T-Note Rolling Futures Index is subject to a maximum exposure cap. The actual number of Index Components represented in the Asset Portfolio will be determined according to the Index Methodology but will likely be less than 19 at any one time and, if all the Sub-Indices are trending down, could be only the Morgan Stanley US 2-Year T-Note Rolling Futures Index. The targeted volatility for the underlying index is 5%.

The Index Components, other than the Morgan Stanley US 2-Year T-Note Rolling Futures Index, are comprised of rolling positions in futures contracts on assets representing global equities, fixed income securities, commodities and alternative investments. There are often potential costs associated with rolling positions in futures contracts that could negatively affect the value of one or more Sub-Indices. These costs are passed through to the underlying index, and the performance of the underlying index is further reduced by a servicing cost of 0.85% per annum calculated on a daily basis.

The underlying index is rebalanced each Strategy Business Day. Upon each Daily Rebalancing for the underlying index, the Index Methodology uses the pre-assigned Risk Budget assigned to each Sub-Index (as set forth under “Annex A – Morgan Stanley MAP Trend Horizon Index – Index Components”) which remains static throughout the life of the underlying index. Based upon those pre-set Risk Budgets, the Index Methodology determines the base allocation of each Sub-Index in the Asset Portfolio by analyzing the volatility for each Sub-Index and the historical correlation among the components. The base allocation of Sub-Indices will be proportional to each Sub-Index’s Risk Budget and the inverse of each Sub-Index’s volatility and scaled based upon the volatility of the other Sub-Indices to 100% exposure. Assuming that two Sub-Indices have the same Risk Budget, this initial weighting scheme allocates more to less volatile assets and less to more volatile assets. While the Risk Budget is used to determine proportions for the pre-signal base allocations, those pre-signal base allocations can be higher or lower than the original Risk Budget; however, after the entirety of the index calculation is complete, no Sub-Index’s exposure will exceed its maximum exposure cap as listed under “Annex A – Morgan Stanley MAP Trend Horizon Index – Index Components” below.

Please see “Annex A—Morgan Stanley MAP Trend Horizon Index” beginning on page 26 for more information about the underlying index.

April 2024 Page 4

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due April 30, 2029

Based on the Value of the Morgan Stanley MAP Trend Horizon Index

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $925.30.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the early redemption payment amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

April 2024 Page 5

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due April 30, 2029

Based on the Value of the Morgan Stanley MAP Trend Horizon Index

Key Investment Rationale

Jump Notes with Auto-Callable Feature offer investors potential returns based on the performance of the underlying index and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek exposure to a multiple asset-linked index, who are willing to accept that the underlying index’s volatility target feature may reduce upside performance in bullish markets, and who are willing to forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying index closes at or above the initial index value on the first determination date or above the initial index value on the final determination date, as applicable.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the notes have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.

Scenario 1: The notes are redeemed prior to maturity

When the underlying index closes at or above the initial index value on the first determination date, the notes will be automatically redeemed for the early redemption payment on the early redemption date, corresponding to a payment of $1,110 per note. Investors do not participate in any appreciation of the underlying index.

Scenario 2: The notes are not redeemed prior to maturity, and investors receive a positive return at maturity

This scenario assumes that the underlying index closes below the initial index value on the first determination date. Consequently, the notes are not redeemed prior to maturity. On the final determination date, the underlying index closes above the initial index value. At maturity, investors will receive the stated principal amount plus a return reflecting 300% of the upside performance of the underlying index.

Scenario 3: The notes are not redeemed prior to maturity, and investors receive the stated principal amount at maturity

This scenario assumes that the underlying index closes below the initial index value on the first determination date. Consequently, the notes are not redeemed prior to maturity. On the final determination date, the underlying index closes at or below the initial index value. At maturity, investors will receive a cash payment equal to the stated principal amount of $1,000, without any positive return on the notes.

April 2024 Page 6

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due April 30, 2029

Based on the Value of the Morgan Stanley MAP Trend Horizon Index

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the notes are redeemed prior to maturity will be determined by reference to the index closing value of the underlying index on the first determination date, and the payment at maturity, if the notes are not redeemed early, will be determined by reference to the index closing value on the final determination date. The actual initial index value is set forth on the cover of this document. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the notes are subject to our credit risk. The below examples are based on the following terms:

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	150
Early Redemption Payment:	The early redemption payment will be an amount in cash per stated principal amount, as follows:
1st determination date: $1,110
No further payments will be made on the notes once they have been redeemed.
Payment at Maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value is greater than or equal to the initial index value:

$1,000 + ($1,000 × index percent change × 300%)

●If the final index value is less than the initial index value:

$1,000

Automatic Call:

Example 1 — the notes are redeemed following the first determination date (which occurs in April 2025)

Date	Index Closing Value	Payment (per note)
1st Determination Date	165 (at or above its initial index value)	$1,110.00

In this example, the index closing value on the first determination date is at or above the initial index value. Therefore the notes are automatically redeemed on the early redemption date. Investors will receive $1,110.00 per note on the early redemption date. No further payments will be made on the notes once they have been redeemed, and investors do not participate in the appreciation of the underlying index.

April 2024 Page 7

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due April 30, 2029

Based on the Value of the Morgan Stanley MAP Trend Horizon Index

Payment at Maturity

In the following examples, the underlying index closes below the initial index value on the first determination date, and, consequently, the notes are not automatically redeemed prior to, and remain outstanding until, maturity.

	Index Closing Value	Payment (per note)
Example 1:	165 (at or above its initial index value)	= $1,000 + ($1,000 × index percent change × 300%) = $1,000 + $300 = $1,300 Payment at maturity = $1,300
Example 2:	100 (below its initial index value)	$1,000

In example 1, the final index value the index is at or above the initial index value on the final determination date. The underlying index has appreciated by 10% from its initial index value to its final index value. At maturity, investors receive the stated principal amount plus a return reflecting 300% of the appreciation of the underlying index. Because the underlying index has appreciated 10% from the hypothetical index value, the payment at maturity is $1,300 per note.

In example 2, the index closing value is below the initial index value, and accordingly, investors receive a payment at maturity equal to the stated principal amount of $1,000 per note, without any positive return on the notes.

April 2024 Page 8

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due April 30, 2029

Based on the Value of the Morgan Stanley MAP Trend Horizon Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the notes are not redeemed prior to maturity and the index percent change is less than 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the notes have not been automatically redeemed prior to maturity and the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than or equal to the stated principal amount, based on the performance of the underlying index.

◼If the notes are automatically redeemed prior to maturity, the appreciation potential of the notes is limited by the fixed early redemption payment specified for the first determination date. If the notes are automatically redeemed following the first determination date, the appreciation potential of the notes is limited to the fixed early redemption payment specified for the first determination date. No further payments will be made on the notes once they have been redeemed, and you will not participate in any appreciation of the underlying index if the notes are redeemed early. Moreover, the fixed early redemption payment may be less than the payment at maturity you would receive for the same level of appreciation of the underlying index had the notes not been automatically redeemed and instead remained outstanding until maturity.

◼The automatic early redemption feature may limit the term of your investment to as short as approximately one year. If the notes are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the notes may be limited to as short as approximately one year by the automatic early redemption feature of the notes. If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the notes be redeemed at any point other than the specified early redemption date.

◼The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the Sub-Indices underlying the index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index values of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Hypothetical Retrospective and Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

April 2024 Page 9

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due April 30, 2029

Based on the Value of the Morgan Stanley MAP Trend Horizon Index

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

◼Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component Sub-Indices or the Morgan Stanley US 2-Year T-Note Rolling Futures Index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other right with respect to the component Sub-Indices of the underlying index.

◼The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 5-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine

April 2024 Page 10

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due April 30, 2029

Based on the Value of the Morgan Stanley MAP Trend Horizon Index

secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼MS & Co., which is a subsidiary of Morgan Stanley and an affiliate of MSFL, is both the calculation agent and the underlying index publisher, and will make determinations with respect to the notes and the underlying index. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you will receive at maturity. Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the alternative supplemental redemption amount in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payout to you at maturity.

MS & Co. is also the underlying index publisher and retains the final discretion as to the manner in which the underlying index is calculated and constructed. The underlying index publisher may change the methodology of the underlying index or discontinue the publication of the underlying index without prior notice, and such changes or discontinuance may affect the value of the underlying index. The underlying index publisher’s calculations and determinations in relation to the underlying index shall be binding in the absence of manifest error.

MS & Co. is also the index publisher of the Morgan Stanley US 2-Year T-Note Rolling Futures Index, a potential component of the index. The Morgan Stanley US 2-Year T-Note Rolling Futures Index has been developed by MS & Co. and will be calculated and rebalanced by MS & Co. acting in such capacity.

In performing its duties as the calculation agent of the notes and the underlying index publisher, MS & Co. may have interests adverse to your interests, which may affect the value of the underlying index and the value of the notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component Sub-Indices or the Morgan Stanley US 2-Year T-Note Rolling Futures Index), including trading in the component Sub-Indices and in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the component Sub-Indices of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the values at or above which the underlying index must close on the first determination date so that the notes are redeemed prior to maturity for the early redemption payment, and the value at or above which the underlying index must close on the final determination date (if the notes are not redeemed prior to maturity) so that you receive a positive return on the notes at maturity. Additionally, such hedging or trading activities during the term of the notes, including on the determination dates, could adversely affect the closing value of the underlying index on the determination dates, and, accordingly, whether we redeem the notes prior to maturity and the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Index

◼There are risks associated with the underlying index.

◼The level of the underlying index can go down as well as up. There can be no assurance that the underlying index will achieve positive returns. The underlying index tracks the performance of a rules-based investment methodology that selects a hypothetical portfolio of Underlying Assets to track. The

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performance of the underlying index will depend on the performance of that hypothetical portfolio minus a servicing cost of 0.85% per annum. If the hypothetical portfolio declines in value, the index value will also decline. Even if the hypothetical portfolio increases in value, the index value will nevertheless decline if the increase in the value of the portfolio is not sufficient to overcome the deduction of the servicing cost of 0.85% per annum. Accordingly, no assurance can be given that the underlying index will be successful or outperform any alternative strategy that might be employed in respect of the Index Components.

◼The base allocation of Sub-Indices in the Asset Portfolio is determined in reference to each Sub-Index’s Risk Budget and volatility. The base allocation of each Sub-Index in the Asset Portfolio is determined in proportion to its pre-set Risk Budget. The Risk Budget was set by the Strategy Sponsor, does not change during the life of the underlying index and there is no guarantee that the Risk Budget allocated to each Sub-Index is the optimal allocation. A higher or lower Risk Budget could result in increased investment in a Sub-Index that performs poorly or insufficient investment in a Sub-Index that performs well over the life of the underlying index. The base allocations of each Sub-Index in the Asset Portfolio are then scaled relative to the other Sub-Indices in the Asset Portfolio according to their volatility. The base allocation of each Sub-Index can be higher or lower than its Risk Budget (However, after the entirety of the underlying index calculation is complete, no Sub-Index’s exposure will exceed its maximum exposure cap.) Volatility calculations based on historical volatility presume that historical volatility is an accurate indication of current volatility. However, there is a time lag associated with the volatility calculation. There is no guarantee that the volatility in the preceding period is representative of the current volatility of the Sub-Indices. Because the underlying index calculates realized volatility over approximately a one-year period, it may be some period of time before a recent increase in the volatility of the Sub-Indices is sufficiently reflected in the calculation of realized volatility to cause a compensating change to the base allocation in the Asset Portfolio. Moreover, there is no guarantee that the one-year look-back period for volatility utilized by the underlying index produces the most accurate measure of current volatility. Accordingly, no assurance can be given that each Sub-Index’s Risk Budget and calculated volatility will result in the optimal base allocation.

◼There are risks associated with the underlying index’s momentum investment strategy. The underlying index is constructed using what is generally known as a momentum-based investment strategy. Momentum-based investing generally seeks to capitalize on positive trends in the prices of assets. As such, the composition of the underlying index is based on the historical performance of the Sub-Indices over both long-term and short-term periods. However, there is no guarantee that trends existing in the preceding periods will continue in the future. A momentum-based strategy is different from a strategy that seeks long-term exposure to a notional portfolio consisting of constant components with fixed weights. The underlying index may fail to realize gains that could occur as a result of holding assets that have experienced price declines, but after which experience a sudden price spike. As a result, if market conditions do not represent a continuation of prior observed trends, the level of the underlying index, which is rebalanced based on prior trends, may decline. Additionally, even when the values of the Sub-Indices tracked by the underlying index are trending downwards, the underlying index will continue to be composed of those Sub-Indices until the next rebalancing. Furthermore, the relevant asset classes of Sub-Indices in the underlying index seek to capitalize on potential counter-trends in the short term. This could potentially result in a failure to maximize returns on a Sub-Index in the relevant asset classes that consistently trends upward over the life of the underlying index. In this scenario, because the spot horizon is above the long-term horizon, it will never result in a Trend Signal of 1 because the short-term horizon value from 1 Strategy Business Day prior will consistently exceed the spot horizon value from 5 Strategy Business Days prior. This will result in substantially lower returns than if one were to hold an interest in the underlying Sub-Index itself. Alternatively, this strategy could result in over-exposure to a steadily declining Sub-Index. The Trend Signal in these asset classes will remain at 1 and the underlying index will remain fully exposed to a Sub-Index’s decline until the Sub-Index begins trending up and the short-term horizon exceeds the spot horizon or continues declining such that the spot horizon is below the long-term horizon. Even if the spot horizon falls below the long-term horizon, the underlying index will not fully divest its position until the spot horizon of the Sub-Index is down compared to both the long-term horizon and the short-term horizon. No assurance can be given that the investment strategy used to construct the

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underlying index will outperform any alternative index that might be constructed from the Index Components.

◼Low volatility in the underlying index is not synonymous with low risk in an investment linked to the underlying index. For example, even if the volatility of the underlying index were to be in line with the Volatility Target, the underlying index level may decrease over time, which may result in a zero return on the notes.

◼While the underlying index has a Volatility Target of 5%, there can be no guarantee, even if the Asset Portfolio is rebalanced daily, that the realized volatility of the underlying index will not be less than or greater than 5%. Although the underlying index aims to ensure that its realized volatility does not exceed 5%, there is no guarantee that it will successfully do so. There is a time lag associated with the underlying index’s volatility control adjustments. Because realized volatility is measured over either approximately the prior month or two months for purposes of the volatility control feature, it may be some period of time before a recent increase in the volatility of the index Sub-Indices is sufficiently reflected in the calculation of realized volatility to cause a compensating reallocation in the Asset Portfolio. During the intervening period, if the increased volatility is associated with a significant decline in the value of the index Sub-Indices, the underlying index may in turn experience a significant decline without the reduction in exposure to the index Sub-Indices that the volatility control feature is intended to trigger. Moreover, the index Sub-Indices during the earlier part of the relevant volatility period may be different than the current index Sub-Indices, and if the earlier index Sub-Indices were significantly less volatile than the current index Sub-Indices, the underlying index may be slow to adjust to significant volatility in the current index Sub-Indices. Furthermore, the fact that the underlying index applies a 5% volatility constraint in the selection of the Asset Portfolio is no assurance that the resulting selected portfolio will not experience volatility that is significantly greater than 5% in the future. An Asset Portfolio may experience greater volatility in the future because future market conditions may differ from past market conditions.

◼There can be no assurance that the actual volatility of the underlying index will be lower than the volatility of any or all of the Index Components. The underlying index’s exposure to each Index Component is adjusted through a volatility-scaling mechanism that seeks to target a volatility of 5% for the underlying index. However, as the volatility-scaling mechanism looks to trends that have occurred in the past to then make adjustments to future positions, it is unlikely that the underlying index will achieve the target volatility in any Index Component for any given period of time. The actual volatility achieved by the underlying index overall, as well as the volatility achieved for each Index Component, will likely differ – perhaps significantly – from the Volatility Target.

◼The volatility target feature of the underlying index may dampen its performance in bullish markets. The underlying index is designed to achieve a Volatility Target of 5% regardless of the direction of price movements in the market. Therefore, in bullish markets, if the realized volatility is higher than the Volatility Target, the adjustments to the Asset Portfolio of the underlying index through Daily Rebalancing might dampen the performance of the underlying index. The selection of the Index Components, as well as the Volatility Target feature, may cause the underlying index to underperform one or more of the Index Components.

◼The underlying index is particularly susceptible to “choppy” markets. Past performance is particularly likely to be a poor indicator of future performance in “choppy” markets, which are characterized by short-term volatility and the absence of consistent long-term performance trends. In such markets, strategies that use past performance as an indicator of future performance, such as that followed by the underlying index, are subject to “whipsaws,” which occur when the market reverses and does the opposite of what is indicated by past performance. The underlying index may experience significant declines in such markets.

◼The value of the underlying index and any instrument linked to the underlying index may increase or decrease due to a number of factors, many of which are beyond our control. The nature and weighting of the Sub-Indices can vary significantly, and no assurance can be given as to the allocation of any Sub-Index at any time.

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◼No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the Index Components. No assurance can be given that the investment strategy on which the underlying index is based will be successful or that the underlying index will outperform any alternative strategy that might be employed with respect to the Index Components. The underlying index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

◼Changes in the value of the Index Components may offset each other. Because the Index Components represent a range of asset classes and geographic regions, price movements of Index Components representing different asset classes or geographic regions may not correlate with each other. At a time when the value of an Index Component representing a particular asset class or geographic region increases, the value of other Index Components representing different asset classes or geographic regions may not increase as much or may decline. Therefore, in calculating the level of the underlying index, increases in the value of some of the Index Components may be moderated, or more than offset, by lesser increases or declines in the level of other Index Components.

◼The Morgan Stanley US 2-Year T-Note Rolling Futures Index can produce negative returns, which may have an adverse effect on the level of the respective Sub-Indices, and consequently, the level of the underlying index. The index methodology for the Morgan Stanley US 2-Year T-Note Rolling Futures Index was developed based on historical data and conditions, and there can be no assurances that the methodology can generate positive performance in the future. Therefore, the past performance of the Morgan Stanley US 2-Year T-Note Rolling Futures Index, whether actual or retrospectively calculated, is not a reliable indication of future performance. Poor performance by the Morgan Stanley US 2-Year T-Note Rolling Futures Index will have a negative effect on the performance of the respective Sub-Indices, and consequently on the performance of the underlying index.

◼The underlying index is subject to risks associated with the use of significant leverage. At times, the underlying index will use significant leverage in an effort to achieve its target volatility. When the underlying index employs leverage, any declines in the values of the Index Components will be magnified, resulting in accelerated losses.

◼The underlying index was established on January 31, 2023 and therefore has very limited actual operating history. The performances of the underlying index and some of the component data have been retrospectively simulated prior to January 31, 2023. As such, performance for periods prior to the establishment of the underlying index has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology and the underlying index used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

◼As the underlying index is new and has very limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlying index prior to January 31, 2023 is hypothetical and back-tested, as the underlying index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oMorgan Stanley & Co. developed the rules of the underlying index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the underlying index rules would have caused the underlying index to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the underlying index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by

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the hypothetical back-tested index performance information in these notes are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlying index will rise or fall. The actual future performance of the underlying index may bear little relation to the historical or hypothetical back-tested levels of the underlying index.

◼An investment in the notes involves risks associated with small-capitalization companies, emerging markets equities and bonds, currency exchange rates, commodities, interest rates and credit. The underlying index can consist of Sub-Indices representing foreign equities (including emerging markets equities) and emerging markets bonds. Therefore, an investment in the notes involves risks associated with the securities markets in those foreign markets and emerging markets countries, including but not limited to risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, because the value of a Sub-Index representing foreign securities is generally related to the U.S. dollar value of securities underlying the index tracked by such Sub-Index, an investment in the notes involves currency exchange rate risk with respect to each of the currencies in which such securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.

The underlying index can also consist of a Sub-Index which is comprised by futures contracts consisting of stocks issued by companies with relatively small market capitalization. Therefore, at times, the underlying index will be based in part on the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore, the relevant Sub-Index may be more volatile than a Sub-Index comprised of futures contracts based on indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

In addition, potential underlying index components also include Sub-Indices representing commodities and thus investors in instruments linked to the underlying index are exposed to risks associated with commodities. Investments linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the prices of commodities and therefore the value of the underlying index and the notes, in varying and potentially inconsistent ways.

Moreover, potential underlying index components also include Sub-Indices representing fixed-income securities. The market prices of the bonds held by these Sub-Indices are volatile and significantly influenced by several factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuers of these bonds. In general, the value of bonds is significantly affected by changes in current market interest rates. Securities with longer durations tend to

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be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations.

Interest rates are subject to volatility due to a variety of factors, including:

osentiment regarding underlying strength in the U.S. economy and global economies;

oexpectations regarding the level of price inflation;

osentiment regarding credit quality in the U.S. and global credit markets;

ocentral bank policies regarding interest rates; and

othe performance of U.S. and foreign capital markets.

In addition, the prices of the bonds held by the relevant Sub-Indices are significantly influenced by the creditworthiness of the issuers of those bonds. The issuers of the bonds held by these Sub-Indices may have their credit ratings modified, or their credit spreads may change significantly. These events may affect only a few or many bonds and may have a significant effect on the value of the notes.

◼Adjustments to the underlying index could adversely affect the value of the notes. The Strategy Sponsor may add, delete or substitute the Index Components or make other methodological changes that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The Strategy Sponsor may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

◼The servicing cost of 0.85% per annum will adversely affect the performance of the underlying index in all cases, whether the underlying index appreciates or depreciates. The Morgan Stanley MAP Trend Horizon Index includes a servicing cost of 0.85% per annum which is deducted daily from the level of the underlying index. The level of the underlying index may decline even if the Index Components appreciate. Because of the deduction of the servicing cost, the underlying index will underperform the performance of an identical index without such a servicing cost feature. This servicing cost is separate from, and in addition to, any negative roll yield, discussed in the next risk factor, that reduces the value of the Sub-Indices and, therefore, the level of the underlying index.

◼Higher future prices of the futures contracts constituting the Sub-Indices relative to their current prices may lead to a decrease in any payment on notes linked to the underlying index. Because the Sub-Indices are composed of futures contracts, the value of the underlying index may be negatively affected by the costs associated with rolling forward futures positions. This process of replacing expiring futures contracts with futures expiring at a later date is referred to as rolling. Excluding other considerations, if the markets for the Sub-Indices’ underlying futures contracts are in contango, where the prices of futures contracts in more distant expiry months are higher than the prices of the same futures contracts in the nearer expiry months, the purchase of the later-expiring contract would take place at a price that is higher than the price of the earlier-expiring contract, thereby creating a negative roll yield. The presence of contango in the relevant markets would adversely affect the value of the Sub-Indices and, therefore, the level of the underlying index. This negative roll yield would be separate from, and in addition to, the deduction of the servicing cost, discussed in the previous risk factor, from the level of the underlying index.

◼The underlying index may not be fully invested in the Sub-Indices. On any given Strategy Business Day, the underlying index's exposure to the Sub-Indices will be less than 100% when so dictated by leverage limits and volatility controls. The underlying index will target 5% volatility, subject to maximum daily notional changes, maximum notional exposure and maximum 200% leverage. As a result of these leverage limits and volatility control, the underlying index allocate into the Morgan Stanley US 2-Year T-Note Rolling Futures Index (a risk-off asset), which is designated as a low-volatility proxy for a cash allocation.

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◼If the underlying index is discontinued and no successor index is available, at maturity, Morgan Stanley will pay an alternative supplemental redemption amount, if any, in lieu of the supplemental redemption amount. If MS & Co., as the underlying index publisher, discontinues publication of the underlying index and, as the calculation agent, determines in its sole discretion that no successor index is available, no supplemental redemption amount will be paid on the notes. Instead, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternative supplemental redemption amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any supplemental redemption amount, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the underlying index and its components and current and expected interest rates. The alternative supplemental redemption amount, if any, will be paid at maturity in addition to the stated principal amount of the notes. As a result, investors will have no more exposure to the underlying index once the calculation agent determines that no successor index is available to replace the discontinued underlying index, but will not receive the alternative supplemental redemption amount until the maturity date. See “Additional Information About the Notes—Discontinuance of the underlying index” below.

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Underlying Index

Morgan Stanley MAP Trend Horizon Index

The Morgan Stanley MAP Trend Horizon Index has been developed by and is calculated, published and rebalanced by MS & Co. as the “underlying index publisher.” The underlying index employs a rules-based quantitative strategy that combines a risk-weighted approach to portfolio construction with a momentum-based, or trend-following, asset allocation methodology to construct a notional portfolio.  In addition, the strategy imposes an overall volatility-targeting feature upon the resulting portfolio.  The goal of the underlying index is to maximize returns for a given level of risk based upon recent trends in the underlying assets. The investment assumption underlying the allocation strategy is two-fold: that historical volatility of the underlying assets can be used to risk-weight a portfolio, and that past trends are likely to continue to be a good indicator of the future performance of that portfolio. The underlying index therefore seeks to capture returns by taking risk-weighted positions indicated by such trends. For additional information about the Morgan Stanley MAP Trend Horizon Index, see the information set forth under “Annex A—Morgan Stanley MAP Trend Horizon Index” below.

Hypothetical Retrospective and Historical Information

The inception date for the underlying index was January 31, 2023. The information regarding the underlying index prior to January 31, 2023 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. Therefore, information regarding the underlying index prior to January 31, 2023 is hypothetical only and does not reflect actual historical performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to January 31, 2023. Such data must be considered illustrative only.

You should not take the historical or hypothetical retrospective values of the underlying index as an indication of its future performance.

Information as of market close on April 25, 2024:

Bloomberg Ticker Symbol:	MSUSMPTD
Current Index Value:	138.61

The following graph sets forth the hypothetical retrospective and historical daily closing values of the underlying index for the period from January 30, 2012 through April 25, 2024. The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter from January 1, 2019 through April 25, 2024. The closing value of the underlying index on April 25, 2024 was 138.61. The underlying index was established on January 31, 2023. The information prior to January 31, 2023 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Morgan Stanley MAP Trend Horizon Index Hypothetical Retrospective and Historical Performance Daily Closing Values January 30, 2012 to April 25, 2024

*The red vertical line indicates January 31, 2023, which is the date on which the underlying index was established.

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Morgan Stanley MAP Trend Horizon Index	High	Low	Period End
2019
First Quarter	129.88	126.29	129.88
Second Quarter	133.61	129.19	133.20
Third Quarter	135.93	132.70	134.76
Fourth Quarter	136.15	133.86	135.78
2020
First Quarter	138.80	130.69	132.51
Second Quarter	134.40	132.24	134.40
Third Quarter	137.88	134.36	136.36
Fourth Quarter	141.45	135.35	141.45
2021
First Quarter	144.15	141.10	143.30
Second Quarter	146.49	143.79	146.10
Third Quarter	147.20	144.19	144.19
Fourth Quarter	147.34	143.97	146.66
2022
First Quarter	146.72	141.80	144.05
Second Quarter	144.38	141.32	141.53
Third Quarter	142.09	140.67	140.67
Fourth Quarter	141.22	139.54	139.73
2023
First Quarter	141.72	138.20	140.02
Second Quarter	141.86	138.75	141.86
Third Quarter	142.94	138.39	138.55
Fourth Quarter	142.17	136.29	142.01
2024
First Quarter	142.30	139.49	142.26
Second Quarter (through April 25, 2024)	141.85	138.32	138.61

The underlying index was established on January 31, 2023. The information prior to January 31, 2023 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Hypothetical Underlying Index Return

The following table shows the hypothetical return on the underlying index from January 30, 2012 to April 25, 2024. Because the publication of the underlying index began on January 31, 2023, the return on the underlying index shown below is retrospectively simulated. No actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to January 31, 2023. Because the Morgan Stanley US 2-Year T-Note Rolling Futures Index and certain Sub-Indices included in the Index Components existed for only a portion of the back-tested period, substitute data have been used for portions of the simulation.

Index Returns[1]
	1/30/2012–4/25/2024	2012[2]	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024[2]
Returns	2.70%	2.54%	6.66%	7.31%	-2.09%	4.70%	7.29%	-2.32%	7.72%	4.16%	3.68%	-4.74%	1.64%	-2.39%

Data based on simulated returns from January 30, 2012 to January 31, 2023 and actual returns thereafter.

[1] All returns except year-to-date 2012 and 2024 returns are annualized.

[2] Year-to-date 2012 and 2024 returns are not annualized.

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Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying index publisher:	MS & Co., or any successor thereof
Bull or bear notes:	Bull notes
Call right:	The notes are not subject to an issuer discretionary call right.
Market disruption event:

The following provision supersedes in its entirety “Description of Equity-Linked Notes—General Terms of the Notes—market disruption event” in the accompanying product supplement:

“Market disruption event” means the occurrence or existence of any of the following events with respect to any Sub-Index included in the underlying index, as determined by the calculation agent in its sole discretion:

(i) the occurrence or existence of:

(a) a suspension, absence or material limitation of trading of the securities then constituting 20 percent or more of the value of such Sub-Index (or a successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such Sub-Index (or a successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to, if applicable, such Sub-Index (or a successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time with respect to a Sub-Index, if trading in a security included in such Sub-Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Sub-Index shall be based on a comparison of (x) the portion of the value of such Sub-Index attributable to that security relative to (y) the overall value of such Sub-Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time with respect to a Sub-Index: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such Sub-Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such Sub-Index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to such Sub-Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:

The following provision supersedes in its entirety “Description of Equity-Linked Notes—General Terms of the Notes—relevant exchange” in the accompanying product supplement:

The primary exchange(s) or market(s) of trading for any Sub-Index then-included in the underlying index, or any successor index and (ii) any futures or options contracts related to such Sub-Index or to any security then included in such Sub-Index.

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Postponement of determination date:

If a market disruption event with respect to the underlying index occurs on the scheduled determination date, or if the scheduled determination date is not an index business day, the index closing value for such day shall be determined on the immediately succeeding index business day on which no market disruption event shall have occurred with respect to the underlying index; provided that the final index value shall not be determined on a date later than the fifth scheduled index business day after the scheduled determination date, and if such date is not an index business day, or if there is a market disruption event on such date, the calculation agent shall determine the final index value using the index closing value as determined by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing value (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing value that would have prevailed but for such suspension, limitation or non-Index business day) on such date of each Sub-Index or the Morgan Stanley US 2-Year T-Note Rolling Futures Index most recently constituting the underlying index.

Postponement of maturity date and early redemption date:

If any determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the scheduled early redemption date or maturity date, as applicable, the early redemption date or maturity date, as applicable, will be postponed to the second business day following that determination date as postponed, and no adjustment will be made to the early redemption payment or the payment at maturity made on such postponed date.

Discontinuance of the underlying index:

The following provision supersedes in its entirety “Description of Equity-Linked Notes—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement:

If the underlying index publisher discontinues publication of the underlying index and such underlying index publisher or another entity publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined, and, to the extent the index closing value of such successor index differs from the index closing value of the underlying index at the time of such substitution, a proportionate adjustment will be made by the calculation agent to the initial index value.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to The Depositary Trust Company, New York, New York (“DTC”), as holder of such notes, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the relevant notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the underlying index publisher discontinues publication of the underlying index and the calculation agent determines, in its sole discretion, that no successor index is available, then, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternative supplemental redemption amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any supplemental redemption amount, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the MAP Trend Horizon Index and its components and current and expected interest rates. The alternative supplemental redemption amount, if any, will be paid at maturity in addition to the stated principal amount of the notes.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to jump notes with auto-callable feature when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:

The calculation agent for the notes will be MS & Co. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the notes shall be made by the calculation agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable for each stated principal amount of the notes shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the notes shall be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to

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certain determinations and judgments that the calculation agent must make in determining the payment that you will receive on the notes and whether a market disruption event has occurred. See “Market disruption event” and “Discontinuance of the underlying index; alteration of method of calculation” above. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual final determination date for determining the final index value.

In the event that the notes are subject to early redemption, the issuer shall, (i) on the business day following the first determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the notes by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including early redemption), or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 5.4356% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $ 1,307.7550 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD

INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)

TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through June 30, 2024

$9.0593

$9.0593

July 1, 2024 through December 31, 2024

$27.4242

$36.4835

January 1, 2025 through June 30, 2025

$28.1695

$64.6530

July 1, 2025 through December 31, 2025

$28.9351

$93.5881

January 1, 2026 through June 30, 2026

$29.7215

$123.3096

July 1, 2026 through December 31, 2026

$30.5293

$153.8389

January 1, 2027 through June 30, 2027

$31.3590

$185.1979

July 1, 2027 through December 31, 2027

$32.2113

$217.4092

January 1, 2028 through June 30, 2028

$33.0867

$250.4959

July 1, 2028 through December 31, 2028

$33.9860

$284.4819

January 1, 2029 through the Maturity Date

$23.2731

$307.7550

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on

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your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 5 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the component Sub-Indices of the underlying index, in options contracts on the component Sub-Indices, or in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index on the pricing date, and, therefore (i) the value at or above which the underlying index must close on the first determination date so that the notes are redeemed prior to maturity for the early redemption payment and (ii) the value at or above which the underlying index must close on the final determination date, if the notes are not redeemed prior to maturity, so that you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the component Sub-Indices or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $31.25 for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

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Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for Equity-Linked Notes and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes or in the prospectus.

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Annex A—Morgan Stanley MAP Trend Horizon Index

Overview

 The Morgan Stanley MAP Trend Horizon Index (the “Index”) has been developed by and is calculated, published and maintained by Morgan Stanley & Co. LLC. MAP stands for “Multi-Asset Portfolio.” The Index was established by Morgan Stanley on January 31, 2023 and employs a rules-based quantitative strategy (the “Index Methodology”) that combines a risk-weighted approach to portfolio construction with a momentum-based, or trend-following, asset allocation methodology to construct a notional portfolio.  In addition, the strategy imposes an overall volatility-targeting feature upon the resulting portfolio.  The goal of the Index is to maximize returns for a given level of risk based upon recent trends in the underlying assets. The investment assumption underlying the allocation strategy is two-fold: that historical volatility of the underlying assets can be used to risk-weight a portfolio, and that past trends are likely to continue to be a good indicator of the future performance of that portfolio. The Index therefore seeks to capture returns by taking risk-weighted positions indicated by such trends. As the portfolio is risk-weighted based upon a pre-set allocation as modified by recent volatility, increased volatility in an underlying asset will result in reduced exposure to that asset, potentially at a time when that asset then increases in value; at the same time, lower volatility will result in higher exposure, potentially at a time when the asset starts to decline in value.  In addition, as a trend-following, momentum-based index, the Index will tend to perform well when prices on the relevant Sub-Indices are steadily trending either up or down. On the other hand, the Index will likely perform poorly when prices on the relevant Sub-Indices do not move in a consistent manner, and, in particular, when they experience sharp reversals, in which case the Index will likely allocate to Sub-Indices that trended upward, but that are now declining. In addition, sharp, correlated reversals in the equity markets as a whole will also have an adverse effect on the level of the Index, as any diversification benefits inherent in investing in a variety of Sub-Indices will be lost.

 The components of the Index consist of (i) 18 indices (each, individually, a “Sub-Index” and collectively, the “Sub-Indices”), comprised of rolling positions in futures contracts on assets representing global equities, fixed income securities, commodities and alternative investments, and (ii) the Morgan Stanley US 2-Year T-Note Rolling Futures Index (collectively with the Sub-Indices, the “Index Components”). The notional portfolio constructed by the Index Methodology of Index Components is referred to as the “Asset Portfolio.” The Asset Portfolio will consist of long-only positions in each Index Component, and each Index Component except for the Morgan Stanley US 2-Year T-Note Rolling Futures Index is subject to a maximum exposure cap. The actual number of Index Components represented in the Asset Portfolio will be determined according to the Index Methodology but will likely be less than 19 at any one time and, if all the Sub-Indices are trending down, could be only the Morgan Stanley US 2-Year T-Note Rolling Futures Index. The targeted volatility for the Index is 5% (the “Volatility Target”).

 The Index Components, other than the Morgan Stanley US 2-Year T-Note Rolling Futures Index, are comprised of rolling positions in futures contracts on assets representing global equities, fixed income securities, commodities and alternative investments. There are often potential costs associated with rolling positions in futures contracts that could negatively affect the value of one or more Sub-Indices. These costs are passed through to the Index, and the performance of the Index is further reduced by a servicing cost of 0.85% per annum, calculated on a daily basis. For more information on the costs associated with rolling positions in futures contracts, see “Index Components” below.

Calculation of Pre-Signal Base Allocation for each Sub-Index

The Index is rebalanced each Strategy Business Day (the “Daily Rebalancing”). Upon each Daily Rebalancing for the Index, the Index Methodology uses the pre-assigned Risk Budget assigned to each Sub-Index which remains static throughout the life of the Index and is set forth in the table below. Based upon those pre-set Risk Budgets, the Index Methodology determines the base allocation of each Sub-Index in the Asset Portfolio by analyzing the volatility for each Sub-Index and the historical correlation among the components.

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The base allocation of Sub-Indices will be proportional to each Sub-Index’s Risk Budget and the inverse of each Sub-Index’s volatility and scaled based upon the volatility of the other Sub-Indices to 100% exposure. Assuming that two Sub-Indices have the same Risk Budget, this initial weighting scheme allocates more to less volatile assets and less to more volatile assets. While the Risk Budget is used to determine proportions for the pre-signal base allocations, those pre-signal base allocations can be higher or lower than the original Risk Budget; however, after the entirety of the Index calculation is complete, no Sub-Index’s exposure will exceed its maximum exposure cap as listed in the table below.

Determining the Trend Signal for each Sub-Index

The Index Methodology then calculates a signal based on the upward or downward trend of each Sub-Index (the “Trend Signal”). The Index calculates each Trend Signal by observing two moving averages, one short-term and one long-term, over different look-back periods for each respective Sub-Index. 1 These moving averages are calculated using a formula that considers the entirety of the look-back period but gives more weight to the recent data points than the data points further in the past. Additionally, a signal-smoothing, exponentially weighted moving average for each Sub-Index is incorporated that creates a weighted average of the Trend Signal using signal data from a pre-determined prior period in order to try to avoid unrepresentative signals. 2 A Trend Signal that converges toward one indicates an upward trend and a Trend Signal that converges toward zero indicates a downward trend.

The Index compares each Sub-Index’s short-term and long-term moving averages against its spot horizon to determine the Trend Signal. A Sub-Index’s spot horizon value is not always its most recent value. The result of this is that the Index will allocate more exposure to Sub-Indices that are trending down in the short-term and less to Sub-Indices that are trending up in the short-term in an effort to capitalize on possible countertrends or overreactions in the market. However, if a short-term downward trend persists and a Sub-Index steadily declines, the Trend Signal for that Sub-Index will remain at 1 and therefore the Index will be fully exposed to the decline. The Trend Signal will remain at 1 until the Sub-Index begins trending up and the short-term horizon exceeds the spot horizon or continues declining such that the spot horizon is below the long-term horizon. Even if the spot horizon falls below the long-term horizon, the Index will not fully divest its position until the spot horizon of the Sub-Index is down compared to both the long-term horizon and the short-term horizon.

Scaling of Allocation of Sub-Indices According to Trend Signal

Once the Trend Signal is calculated for each Sub-Index, the previously determined base allocations are scaled by the Trend Signal by allocating more upward-trending securities to the Asset Portfolio subject to each Sub-Index’s maximum exposure cap as outlined in the table below. The magnitude of each position taken by the Index following the Trend Signal adjustment is then scaled to the Volatility Target based on a pro-rata volatility-scaling that seeks to achieve a balanced level of volatility in the Index’s exposure to each of the Sub-Indices. The volatility of the Index is calculated by estimating the volatility of each Sub-Index adjusted for correlations over a period of approximately 30 and 60 days. The higher volatility of the two time periods is used to scale the Index’s exposure to the Sub-Indices. Sub-Indices with a Trend Signal of 0 on a Rebalancing Day will not be allocated any exposure and therefore will not be a part of the Asset Portfolio on that day. Any unused exposure is allocated to the Morgan Stanley US 2-Year T-Note Rolling Futures Index. Because the Index is limited to 200% leverage it may not be possible to achieve the Volatility Target of 5% during periods of very low volatility. Moreover, the volatility of the Index may exceed the 5% Volatility Target in times of extreme volatility due to trading limits on the Sub-Indices. The daily trading limit for each Sub-Index is one-third of the maximum exposure cap. Once the composition of the Asset Portfolio is determined, the Index value is equivalent to the weighted sum of each Index Component’s level reduced by the servicing cost of 0.85% per annum.

1 The look-back periods, or horizons, for each moving average are Sub-Index dependent. The short term horizon, long term horizon and spot horizon for each Sub-Index are listed in the table below under “Index Components.”

2 The signal-smoothing horizon for each Sub-Index is listed in the table below under “Index Components.”

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Morgan Stanley MAP Trend Horizon Index – Summary

The procedure for determining the composition of the Asset Portfolio is summarized in the graphic and bullets below:

•Base allocations depend on each Sub-Index’s liquidity and are proportional to the Risk Budget and the inverse of each Sub-Index’s relative historical realized volatility scaled to 100%.

•All things being equal, this weighting scheme allocates more to less volatile assets and less to more volatile assets.

•For each Sub-Index, compute one short-term and one long-term moving average.

•Compare the short-term and long-term moving averages versus the Sub-Index spot value, a Trend Signal of 100% indicates an upward trend and a Trend Signal of 0% indicates a downward trend. If applicable, the Trend Signal is smoothed over a few days for the less liquid Sub-Indices.

•Scale the base allocations by the Trend Signal for each Sub-Index.

•The maximum exposure caps on each Rebalancing Date for each Index Component are specified in the table below.

•Estimate the volatility of the portfolio and scale the allocations to target a 5% volatility. Because the Sub-Indices are subject to a maximum exposure cap and the Index is limited to 200% leverage, it may not be possible to achieve the Volatility Target of 5% during periods of very low volatility.

•Allocate any unused exposure into Morgan Stanley US 2-Year T-Note Rolling Futures Index.

•The level of the Index is determined by the weighted return of the Asset Portfolio reduced by the servicing cost of 0.85% per annum.

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Index Components

The potential Index Components included in the Index and the maximum asset weightings on each Rebalancing Date for each Index Component are specified in the table below.

Asset Class/Index Components	Ticker	Maximum Exposure Cap	Risk Budget*
Equities			40%
US
S&P 500 E-Mini Rolling Futures Index	ES	100%	10.0%
NASDAQ 100 E-Mini Rolling Futures Index	NQ	100%	10.0%
Russell 2000 eMini ICE/CME Rolling Futures Index	RT	100%	10.0%
Global
MSCI EAFE Rolling Futures Index	MF	25%	3.3333%
MSCI Emerging Markets Mini Rolling Futures Index	ME	25%	3.3333%
Nikkei 225 CME Rolling Futures Index	NH	25%	3.3333%
Fixed Income			40%
Core
US 20-Year T-Bond Rolling Futures Index	US	100%	7.5%
US 10-Year T-Note Rolling Futures Index	TY	100%	7.5%
US 5-Year T-Note Futures	FV	100%	5.0%
Investment-Grade 10Y Rolling Credit Index	10YIG	15%	2.5%
High-Yield 5Y Rolling Credit Index	5YHY	15%	7.5%
Global
Euro Bobl 5Y Rolling Futures Index	OE	100%	5.0%
Japan 10Y Bond Rolling Futures	JB	100%	5.0%
Alternatives			20%
Gold Futures Rolling Futures Index	GC	25%	3.3333%
Brent Crude Oil Rolling Futures Index	CO	100%	5.0%
Soybean Rolling Futures Index	S	25%	5.0%
Dow Jones Real Estate Rolling Futures Index	DJ	5%	3.3333%
US Dollar Index Rolling Futures Index	DX	33%	3.3333%
Short-Term Treasuries
2-Year U.S. Treasury Note Index	TU	200%	N/A

*Rounded to the nearest percentage point. 3.3333% represents an actual Risk Budget of (3% + 1% / 3)

Each Sub-Index is comprised of a rolling position in a certain futures contract. Futures contracts are contracts that legally obligate the holder to buy or sell an asset at a predetermined delivery price during a specified future time period. The Sub-Indices, other than the Morgan Stanley US 2-Year T-Note Rolling Futures Index, are calculated on an excess return basis, meaning that the level for each Sub-Index is determined by its weighted return reduced by the return that could be earned on a notional cash deposit at the notional interest rate, which is a rate equal to the federal funds rate. These excess return costs are passed through to the Index, and the performance of the Index is further reduced by a servicing cost of 0.85% per annum, calculated on a daily basis.

The Sub-Indices are composed of futures contracts on assets representing global equities, fixed income securities, commodities and alternative investments. As the futures contracts that compose each Sub-Index approach expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in April may specify a June expiration. As the June expiration date approaches, the contract expiring in June is replaced by a contract that expires in August. This is accomplished by selling the June-expiring contract and purchasing the August-expiring contract. This process is referred to as “rolling.” Excluding other considerations, if the market for the underlying futures contracts is in “contango,” where the prices are higher in the distant expiry months than in the nearer expiry months, the purchase of the August contract would take place at a price that is higher than the price of the June contract, thereby creating a negative “roll yield.” Many of the relevant asset classes have historically

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exhibited contango markets. The presence of contango in the relevant markets could adversely affect the values of the Sub-Indices and, therefore, the level of the Index.

The Sub-Indices and the US 2-Year T-Note Rolling Futures Index have been developed by Morgan Stanley & Co. LLC (the “Sponsor'') and will be calculated and rebalanced by Morgan Stanley & Co. LLC (acting in such capacity as the ''Calculation Agent'').

“S&P®”, “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). The Index is not sponsored, endorsed, sold, or promoted by S&P or the SPDR® Gold Trust (together, the “Trusts”). S&P and the Trusts make no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index. S&P and the Trusts have no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

Adjustments, Disruptions and Errors

Definitions

“Rules” means the description produced by Morgan Stanley that provides an overview of the methodology of the Strategy.

“Strategy” means the Morgan Stanley MAP Trend Strategy.

“Strategy Business Day” means a day that is not a public holiday in the New York Stock Exchange calendar or the Chicago Board of Trade calendar.

“Strategy Calculation Agent” is Morgan Stanley & Co. LLC.

“Strategy Level” means the calculation of the level of the Strategy.

“Strategy Live Date” is January 31, 2023

“Strategy Sponsor” is Morgan Stanley & Co.

Overview

The Strategy is calculated on the basis of algorithmic formulas and therefore no discretion can be exercised by the Strategy Sponsor or the Strategy Calculation Agent in the calculation of the Strategy. However, on occasion, there may be situations requiring adjustments to the Strategy that are outside the scheduled adjustments and rebalances. Such adjustments might be made by Strategy Sponsor or the Strategy Calculation Agent by having recourse to discretionary decisions. Any discretion will be used in a commercially reasonable manner and exclusively in order to ensure that the Strategy continues to reflect, as closely as possible, the value of the Strategy components in the sole determination of the Strategy Sponsor.

Adjustment Events

The Strategy Calculation Agent will determine whether a circumstance relating to any Index Component has a dilutive, concentrative or other effect on the theoretical value of such Index Component and, if so, will (1) make the corresponding adjustment, if any, to the Units or closing values for such Index Component and/or any of the other provisions hereof as the Strategy Calculation Agent determines appropriate to account for that dilutive, concentrative or other effect; and (2) determine the effective date of that adjustment. As a result of the foregoing adjustments, the total number of Index Components may, on a given Strategy Business Day, increase or decrease.

Disruption Events

Each of the following is a “Disruption Event”:

●A Material Change in the Index Components’ Methodology occurs if the Strategy Sponsor determines that there has been a material change to the Index Components or other related indices

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and including hours of continuous market trading and publication of bid and ask values or the de-listing of any of the Index Components;

●An Underlying Strategy Disruption occurs if any dependencies needed to calculate the Trend Signal are (i) not calculated and announced by the Strategy Sponsor (regardless of whether the dependencies are calculated by a successor sponsor or not); (ii) replaced by a successor Strategy using the same or substantially the same methodology; or (iii) cancelled permanently;

●A Termination of Data License occurs if the Strategy Sponsor determines there has been a termination, revocation or suspension of any third-party license agreement or permission pursuant to which data are supplied to compile or calculate the Strategy

●A Price Source Disruption occurs if the Strategy Sponsor or the Strategy Calculation Agent determines that any of the source data required to calculate the Strategy are not available. This may include the published level of a Sub-Index or data provided by a third party vendor. A Price Source Disruption may also include any permanent cancellation or prolonged suspension of any Index Component.

●A Change in Law occurs if there has been a change in applicable law or regulation that prevents the Strategy Sponsor and/or the Strategy Calculation Agent from calculating, publishing or hedging the Strategy.

●A Hedging Disruption occurs if the Strategy Sponsor determines that Morgan Stanley or any of its affiliates would be unable after using commercially reasonable efforts to:

oacquire, establish, re-establish, substitute, maintain, unwind or dispose of any transactions or instruments deemed necessary to hedge its position in relation to any relevant transactions relating to or calculated by reference to the Strategy; or

orealize, recover or remit the proceeds of any such transactions or instruments;

●A Force Majeure Event occurs if the Strategy Sponsor determines that an event or circumstance has occurred that is beyond the reasonable control of the Strategy Sponsor and, as a result of which, the Strategy Sponsor or the Strategy Calculation Agent is unable to calculate, publish or take any other necessary action in relation to the Strategy. Such event or circumstance may include (without limitation) a systems failure, fire, building evacuation, natural or man-made disaster, act of state, armed conflict, act of terrorism, riot or labor disruption.

Potential Actions

In the event that the Strategy Sponsor determines that a Disruption Event has occurred, the Strategy Sponsor may in its discretion:

●substitute the relevant Sub-Index with a replacement instrument, provided that such replacement is similarly representative of the existing Index Component;

●make such determinations or adjustments to the terms of the Strategy Methodology or the Index Components as it deems necessary including sourcing data from alternative providers;

●defer, or direct the Strategy Calculation Agent to defer, the availability of the Strategy until the next Strategy Business Day on which there is no Disruption Event;

●reallocate all or a portion of the Strategy exposure to cash or cash equivalents; or

●instruct the Strategy Calculation Agent to cease to calculate and make available the Strategy permanently.

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Index Component Adjustments

Any adjustments required for Index Components will be made in accordance with the standard exchange methodology. Examples of adjustments include change of units, close value determination or change in expiration schedule or first delivery dates.

Increased Costs

If at any time following the Strategy Live Date, due to the adoption of or any change in any applicable law or regulation or any event outside of its control, the Strategy Sponsor determines in good faith that a party would incur an increased cost in effecting transactions in the Index Components to reflect the notional exposure to the Strategy performance, the Strategy Sponsor retains the right to make any adjustments to the strategy methodology so that the Strategy performance takes account of such increased costs.

Adjustment Procedures, Notification and Consultation Process

If any modification or adjustment is made to the calculation of the Strategy under the Rules, the Strategy Sponsor will make such modifications or adjustments based on market conditions and other relevant factors, as in the judgment of the Strategy Sponsor, are necessary to ensure that the Strategy continues to reflect, as closely as possible, the underlying economic interest it is designed to represent.

Wherever practicable, any adjustments to the calculation of the Strategy, other than a pre-determined rebalancing, will be announced to the relevant interested parties or investors. Such announcement will be made in a timely fashion and, when reasonably possible, prior to the date in which the changes are due to become effective.

If the Strategy Sponsor determines in its discretion that a consultation with the relevant interested parties or investors is appropriate, it will inform them of the procedures applicable to the consultation.

Errors

The Strategy Sponsor reserves the right to make adjustments to the Strategy Level to correct any erroneous calculation or publication of the Strategy Level. The Strategy Sponsor will determine whether such error requires a change in the composition or calculation of the Strategy and, if so, the procedures outlined above will apply.

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